As filed with the Securities and Exchange Commission on August 25, 2003

Registration No. 333-___

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FLAMEL TECHNOLOGIES
(Exact name of registrant as specified in its charter)

The Republic of France	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Parc Club du Moulin A Vent
33, Avenue du Docteur Georges Levy
69693 Venissieux Cedex
France
(33) 4 72 78 34 34

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

CT Corporation System
1633 Broadway
New York, New York 10019
(212) 664-1666
(name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Amy Bowerman Freed
Stephanie D. Marks
Hogan & Hartson L.L.P.
111 S. Calvert Street, Suite 1600
Baltimore, Maryland 21202
(410) 659-2700

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box: ☒
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _____
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _____
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

	Proposed maximum	Proposed maximum
Title of each class of	amount to be	offering price per	Aggregate	Amount of
securities to be registered	registered	share(1)	offering price(2)	registration fee(2)

Ordinary Shares represented by one American Depositary Share	2,000,000		$42,040,000	$3,401.04

(1)	Omitted pursuant to General Instruction II D of Form F-3 under the Securities Act.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933. The calculation of the registration fee is based on $21.02, which was the average of the high and low sales price of the American Depositary Shares on the NASDAQ Stock Market on August 19, 2003.

     The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	Subject to Completion

August 25, 2003

FLAMEL TECHNOLOGIES S.A.

2,000,000 Ordinary Shares in the Form of American Depositary Shares

     Each American Depositary Share (“ADS”) represents one Ordinary Share, approximately 0.122 euro nominal value (the “Shares”), of Flamel Technologies S.A. The ADSs are evidenced by American Depositary Receipts (“ADRs”). See “Description of American Depositary Shares.” Our ADSs are listed on the NASDAQ Stock Market under the symbol “FLML.” The closing price on our ADSs on the NASDAQ Stock Market was $21.13 per ADS on August 22, 2003. We may sell these securities to or through a selected underwriter. We will set forth the name of the selected underwriter in the accompanying prospectus supplement.

     You should read carefully this prospectus, the documents incorporated by reference in this prospectus and any prospectus supplement before you invest. We strongly recommend that you read carefully the risks we describe in the accompanying prospectus supplement, as well as the risk factors in our most current reports to the Securities and Exchange Commission, for a fuller understanding of the risks and uncertainties that we face. See “Risk Factors” on page 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is August     , 2003.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf process, we may offer, from time to time, in one or more offerings our Ordinary Shares in the form of ADSs.

     We will not offer more than 2,000,000 Ordinary Shares in the form of ADSs under this shelf registration statement. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus.

     We will sell the securities to or through a selected underwriter. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we offer securities, will provide the name of the selected underwriter and any applicable fee, commission or discount arrangements with them. See “Plan of Distribution.”

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) a registration statement on Form F-3. This prospectus does not contain all of the information contained in the registration statement, certain portions of which have been omitted under the rules of the SEC. We also file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Exchange Act file number for our SEC filings is 000-28508. You may read and copy the registration statement and any other document we file at the following SEC public reference rooms:

Judiciary Plaza	500 West Madison Street	233 Broadway
450 Fifth Street, N.W.	14th Floor	13th Floor
Rm. 1024	Chicago, Illinois 60661	New York, New York 10279
Washington, D.C. 20549

     You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. Our SEC filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. You may read and copy our SEC filings and other information at the offices of NASDAQ Operations, 1735 K Street, N.W. Washington, D.C. 20006.

INCORPORATION BY REFERENCE

     The SEC allows us to “incorporate by reference” the documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2002;

•	our Reports of Foreign Private Issuer on Form 6-K pursuant to Rules 13a-16 and 15d-16 filed with the Commission on April 2, May 9, July 15, and August 15, 2003;

•	all documents we subsequently file under Sections 13(a), 13(c) or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offerings using this prospectus, including Annual Reports on Form 20-F, provided, that with respect to any Report of Foreign Private Issuer on Form 6-K, we will only incorporate these documents to the extent that any report is specifically designated as being incorporated by reference into this prospectus; and

•	the description of our Ordinary Shares, nominal value approximately 0.122 euros per share, and the American Depositary Shares representing the Ordinary Shares, contained in our Registration Statement on Form F-1 on April 19, 1996, as amended, pursuant to the Securities Act.

     Information that we file with the SEC will automatically update and supercede information in documents filed with the SEC at earlier dates. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes, contained in the documents that we incorporate by reference into this prospectus.

     We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at: Flamel Technologies S.A., 33 Avenue du Docteur, Georges Levy, 69693 Venissieux Cedex, France, (202) 862-8400.

SUMMARY

     This summary contains a general summary of the information contained in this prospectus. It may not include all the information that is important to you. You should read the entire prospectus, the prospectus supplement delivered with the prospectus, and the documents incorporated by reference before making an investment decision.

THE COMPANY

     Flamel Technologies (“Flamel” or the “Company”) is a biopharmaceutical company principally engaged in the development of two unique polymer based delivery systems for medical applications. Our MedusaTM nano-encapsulation technology is designed to deliver therapeutic proteins. Our lead product, BasulinTM, a long-acting insulin for the treatment of diabetes, is the first application of this patented delivery system. MicropumpTM is a controlled release technology for the oral administration of small molecules. AsacardTM, a controlled-release aspirin, has been approved in the United Kingdom and several other European countries. Genvir, a second product using MicropumpTM, is a controlled-release acyclovir for the treatment of genital herpes. Our innovative technologies have also been instrumental in the development of a photochromic eyeglass lens product that was launched by Corning in 1999.

     Our principal executive offices are located at 33 Avenue du Docteur, Georges Levy, 69693 Venissieux Cedex, France, and our telephone number is (202) 862-8400.

SECURITIES WE ARE OFFERING

American Depositary Shares

     We may offer our American Depositary Shares (“ADS”) from time to time. The ADSs are issued under a Deposit Agreement, dated as of June 6, 1996, as amended and restated as of August 10, 2001 (the “Deposit Agreement”), among Flamel, The Bank of New York, as depositary, (the “Depositary”), and holders from time to time of ADSs issued thereunder.

Listing

     Our ADSs are currently traded on the NASDAQ Stock Market under the symbol “FLML.”

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus, any prospectus supplement and the documents incorporated herein by reference, contain forward-looking statements. Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the SEC or otherwise. The words “believe,” “expect,” “anticipate,” and “project” and similar expressions identify forward-looking statements, which speak only as of the date the statement is made. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements may include, but are not limited to, information regarding revenues, income or loss, capital expenditures, acquisitions, distributions, growth, plans for future operations, financing needs or plans, as well as assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. Statements in this prospectus, including those set forth in “Risk Factors,” describe factors, among others, that could contribute to or cause such differences.

RISK FACTORS

     Investing in our ADSs involves a high degree of risk. Before making an investment decision, you should carefully consider the risk factors set forth in the accompanying prospectus supplement, as well as other information we include or incorporate by reference in this prospectus and the additional information in the other reports we file with the SEC. The risks and uncertainties we have described are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect us.

USE OF PROCEEDS

     Unless we specify otherwise in a prospectus supplement, we intend to use the net proceeds from the sales of securities to provide additional funds for our operations and for other general corporate purposes. If net proceeds from a specific offering will be used to repay indebtedness, the applicable prospectus supplement will describe the relevant terms of the debt to be repaid.

PLAN OF DISTRIBUTION

     We may sell in the United States the securities being offered hereby from time to time to a selected underwriter for resale to the public or to investors.

     We will set forth in a prospectus supplement the terms of the offering of the securities, including:

•	the name of the selected underwriter;

•	the approximate purchase price of the securities being offered and approximate amount of the proceeds we will receive from the sale;

•	any agency fees or underwriting discounts and other items constituting the underwriter’s compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the Ordinary Shares in the form of ADSs may be listed.

Agents

     We may designate agents who agree to use their reasonable or best efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

Underwriter

     The selected underwriter will acquire the securities for its own account. The selected underwriter may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the selected underwriter to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriter will be obligated to purchase all the securities of the series offered if it purchases any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the selected underwriter the nature of any such relationship.

Trading Markets And Listing Of American Depositary Shares

     Our ADSs are listed on the NASDAQ Stock Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

     Any underwriter may engage in stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Passive Market Making

     Any underwriters who are qualified market makers on the NASDAQ Stock Market may engage in passive market making transactions in the securities on the NASDAQ Stock Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

DESCRIPTION OF SHARE CAPITAL

     Set forth below is certain information concerning Flamel’s share capital together with related summary information concerning certain provisions of Flamel’s statuts and applicable French law. Such description of Flamel’s share capital and summary information are qualified in their entirety be reference to Flamel’s statuts which has been filed as an exhibit to Flamel’s Registration Statement on Form F-1 filed on April 19, 1996, as amended.

General

     The share capital of Flamel consists of ordinary shares, nominal value approximately 0.122 euros per share. As of August 18, 2003, the issued and outstanding share capital of the Company was 16,884,090 ordinary shares. All of the shares, including the shares to be sold in this offering, are or will be fully paid. Pursuant to Flamel’s statuts, the shares may be held only in registered form on the books and records of the Company. See “ – Form and Holding of Shares.”

Changes in Share Capital

     Except as set forth below, the share capital of Flamel may be increased only with the approval of the shareholders at an extraordinary general meeting, following a recommendation of the Board of Directors. Increases in share capital may be effected either by the issuance of additional shares, by an increase in the nominal value of existing shares or by the creation of a new class of shares. Additional shares may be issued for cash, in satisfaction of indebtedness incurred by Flamel or for assets contributed in kind, upon the conversion, exchange or redemption of debt securities previously issued by Flamel, upon the exercise of stock options, warrants or other similar securities comprising rights to subscribe for shares, or by capitalization of reserves. Share dividends may be distributed in lieu of payment of cash dividends, as described under “ – Dividend and Liquidation Rights.”

     French law requires that the net assets of a corporation as calculated under French statutory accounting be equal to at least one-half of its issued nominal capital (capital social). The board of directors of any such French corporation must, within four months from the approval by the shareholders of the audited accounts showing such a deficiency in the net asset position, convene an extraordinary meeting of shareholders in order to decide whether the corporation ought to be dissolved before its statutory term or whether to continue the business activity of the corporation. If the dissolution is not declared, the net asset position must then be restored at the latest at the end of the second fiscal year following the fiscal year during which the insufficient net asset position was legally established by the shareholders.

     The shareholders of Flamel have authorized Board of Directors of Flamel to the increase the share capital related to the securities being offered by the Company in this offering in one or several issuances, up to an amount of 2,000,000 new shares. The shareholders of Flamel have also decided that the final share purchase price shall be a minimum of $12 per share and no less than 90% of the market price for the shares on the trading day immediately preceding the subscription of the shares and that the share purchase price for each issued share, to be set by the Board of Directors, will thus depend on the Company’s stock price on the day preceding the transaction in order to be compliant with the conditions mentioned above, under the supervision of Flamel and its statutory auditor. Unless repealed by the shareholders, this authorization will be in effect for a period that will expire at the end of the shareholders’ meeting of Flamel called on to rule on the financial statements for the fiscal year ending December 31, 2003.

Warrants

     The Company has outstanding three series of warrants held by investors. The first such series consists of 1,799,000 warrants exercisable at a price of €5.96 per share at any time prior to March 23, 2005. The second such series consists of 642,500 warrants exercisable at a price of €5.96 per share at any time prior to March 23, 2005. The third such series consists of 785,000 warrants exercisable at a price of €0.122 per share at any time prior to March 23, 2005. These warrants are not evidenced by any separate certificates but rather are registered in the names of the respective holders on the books and records of the Company.

Preemptive Subscription Rights

     Unless previously waived or cancelled, holders of shares have preemptive rights to subscribe for additional shares issued by Flamel for cash on a pro rata basis. Shareholders may individually waive such preemptive subscription rights or cancel all of them at an extraordinary general meeting under certain circumstances. Preemptive subscription rights, if not previously cancelled by an extraordinary general meeting or individually waived by each shareholder, are transferable during the subscription period relating to a particular offering of shares, unless otherwise decided by the extraordinary general meeting. Flamel’s shareholders meeting has cancelled the shareholder’s preemptive rights with respect to the issuance of the shares to be sold by the Company to or through the selected underwriter in connection with this offering.

Attendance and Voting at Shareholders’ Meetings

     In accordance with French law, there are two types of shareholders’ general meetings, ordinary and extraordinary. Ordinary general meetings of shareholders are required for matters such as the election of directors, the appointment of statutory auditors, the approval of the annual report prepared by the Board of Directors and the annual accounts, the declaration of dividends and the issuance of bonds.

     Extraordinary general meetings of shareholders are required for approval of matters such as amendments to Flamel’s statuts, modification of shareholders’ rights, approval of mergers, increases or decreases in share capital, the creation of a new class of capital stock and the authorization of the issuance of investment certificates or securities convertible or exchangeable into shares. In particular, shareholder approval will be required for any and all mergers in which (i) the Company is not the surviving entity or (ii) the Company is the surviving entity but in connection with which the Company is issuing a portion of its share capital to the acquired entity.

     The Board of Directors is required to convene an annual ordinary general meeting of shareholders, which must be held within six months of the end of Flamel’s fiscal year, which is December 31. Other ordinary or extraordinary meetings may be convened at any time during the year. Meetings of shareholders may be convened by the Board of Directors or, if the Board of Directors fails to call such a meeting, by Flamel’s designated statutory auditors, currently Ernst & Young Audit or by an agent appointed by the court. The court may be requested to appoint such an agent either by shareholder(s) holding at least 5% of Flamel’s share capital or by an interested party or the works council in cases of urgency. Following a successful take-over bid or the acquisition of control of the Company, the new majority shareholders may call a shareholders’ ordinary or extraordinary general meeting, depending on matters to be considered in such meeting. The notice calling such meeting must state the matters to be considered.

     French law provides that, at least 15 days before the date set for any general meeting on first notice, and at least six days before the date set for any general meeting on second notice, notice of the meeting must be sent by mail to all holders of properly registered shares who have held such shares prior to the date of the notice. A preliminary written notice (avis de reunion) must be sent to each shareholder who has requested to be notified in writing before the date set for any ordinary or extraordinary general meeting. Shareholders holding a defined percentage of the share capital of the Company, which varies depending on the absolute amount of the share capital, may propose resolutions to be submitted for approval by the shareholders at the meeting. The defined percentage referred to in the preceding sentence will never be higher than five percent. Holders of ADSs will receive notice of shareholders meetings and other reports and communications that are made generally available to shareholders from the Depositary if we furnish sufficient copies of the documents and ask the Depositary to mail them to ADR holders. See “Description of American Depositary Shares – Voting of the Underlying Shares” for the contents and time periods for notices of shareholder meetings to be given to the holders of ADSs.

     Attendance and exercise of voting rights at ordinary general meetings and extraordinary general meetings of shareholders are subject to certain conditions. Pursuant to the Company’s statuts, holders of shares deciding to exercise their voting rights must have their Shares registered in their names in the shareholder registry maintained by or on behalf of Flamel one day prior to the meeting at the latest. Certain procedures to effect such requirements will apply to a holder of ADSs desiring to exercise the voting rights relating to the shares corresponding to such ADSs. See “Description of American Depository Shares – Voting of the Underlying Shares.”

     All shareholders who have properly registered their shares have the right to participate in general meetings, either in person, by proxy, or by mail, and to vote according to the number of shares they hold. Each share confers on the shareholder the right to one vote. Under French law, shares held by entities controlled directly or indirectly by Flamel shall not be entitled to any voting rights. A proxy may be granted by a shareholder whose name is reflected on the Company’s share registry to his or her spouse, to another shareholder or to a legal representative, in the case of a legal entity, or by sending a proxy in blank to the Company without nominating any representative. In the latter case, the chairman of the meeting of shareholders will vote the Shares with respect to which such blank proxy has been given in favor of all resolutions proposed by the Board of Directors and against all others.

     The presence in person or by proxy of shareholders holding not less than 25% (in the case of an ordinary meeting) or 33.3% (in the case of an extraordinary meeting) of the shares entitled to vote is necessary for a quorum. If a quorum is not present at an initial meeting, then the meeting must be adjourned. An adjourned meeting may be reconvened upon six days’ notice. Upon recommencement of an adjourned meeting, no quorum is required in the case of an ordinary general meeting but, in the case of an extraordinary meeting, the presence in person or by proxy of shareholders holding not less than 25% of the shares entitled to vote is required for a quorum.

     At an ordinary meeting, a simple majority of the votes cast is required to pass a resolution. At an extraordinary general meeting, a two-thirds majority of the votes cast is required. However, a unanimous vote is required to increase liabilities of shareholders. Abstention by those present or represented by proxy is deemed a vote against the resolution submitted to a vote.

     In addition to rights to certain information regarding Flamel, any shareholder may, during the 15 day period preceding a shareholders’ meeting, submit written questions to the Board of Directors relating to the agenda for the meeting. The Board of Directors is required to respond to such questions during the meeting.

     As set forth in the statuts, shareholders’ meetings are held at the registered office of the Company or at any other location specified in the written notice.

Dividend and Liquidation Rights

     As provided under French law, net income in each fiscal year (after deduction for legal reserve), as increased or reduced, as the case may be, by any net income or loss of any French corporation carried forward from prior years, is available for distribution to the shareholders of such corporation as dividends, all as determined in accordance with French statutory accounting. Dividends may also be distributed from available reserves of any French corporation, subject to approval by the shareholders and certain limitations.

     Under French law, a corporation is legally required to establish and maintain a legal reserve by making a minimum transfer of 5% of its net income in each year to such legal reserve as may be necessary to maintain it at a level equal to 10% of the aggregate nominal value of its share capital, as increased or reduced from time to time. The legal reserve is distributable only upon liquidation. The payment of dividends, if any, is fixed by the ordinary general meeting of shareholders at which the annual accounts are approved following recommendation of the Board of Directors. Dividends are payable pro rata to holders of shares outstanding on the date of the shareholder meeting approving the distribution of dividends or, in the case of interim dividends, on the date of the meeting of the Board of Directors approving the distribution of interim dividends. The actual dividend payment date is determined by the shareholders at the ordinary general meeting approving the declaration of the dividends or by the board of Directors in the absence of such determination by the shareholders. The payment of the dividends must occur within nine months of the end of a French company’s fiscal year. Dividends not claimed within five years of the date of payment revert to the French state. The statuts of the Company authorize the shareholders, in an ordinary general meeting, to authorize the grant to each shareholder of an option to receive all or part of any annual or interim dividends in either cash or shares.

     If net income (as shown on an interim income statement certified by Flamel’s statutory auditors) is sufficient, the Board of Directors has the authority, subject to French law and regulations, without the approval of shareholders, to distribute interim dividends.

     In the event that Flamel is liquidated, the assets of Flamel remaining after payment of its debts, liquidation expenses and all of its remaining obligations will be distributed first to repay in full the capital of the shares, and the surplus, if any, will then be distributed pro rata among the holders of shares in proportion to the nominal value of their shareholdings and subject to any special rights granted to holders of priority shares, if any.

Repurchase of Shares

     Pursuant to French law, Flamel may not acquire its shares except in certain limited circumstances not presently applicable to it.

Form and Holding of Shares

     Form of Shares. Flamel’s statuts provides that shares may be held only in registered form.

     Holding of Shares. Shares are registered in the name of the respective owners thereof in the registry maintained by or on behalf of Flamel. Stock certificates evidencing shares, in a manner comparable to that in the United States, are not issued by French companies, but the Company may issue or cause to be issued confirmations as to holdings of shares registered in such registry to the persons in whose name such shares are registered. Such confirmations do not constitute documents of title and are not negotiable instruments.

DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

     The following is a summary of the material provisions of the Deposit Agreement. This summary is qualified in its entirety by reference to the Deposit Agreement, which has been filed as an exhibit to Post-Effective Amendment No. 1 to Flamel’s Registration Statement on Form F-6 filed on July 26, 2001, as amended. Additional copies of the Deposit Agreement are available for inspection at the Corporate Trust Office of the Depositary in New York, which is presently located at 101 Barclay Street, New York, New York 10286. As used herein, this term “ADR holders” shall mean the person in whose name an American Depositary Receipt (“ADR”) is registered on the books of the Depositary maintained for such purpose. Capitalized terms not defined herein shall have the respective meanings assigned to them by the Deposit Agreement.

American Depositary Receipts

     The Depositary will execute and deliver the ADRs. Each ADR is a certificate evidencing a specific number of ADSs. Each ADS will represent one Ordinary Share (or a right to receive one Ordinary Share) deposited with the Paris office of Credit Lyonnais, as custodian (the “Custodian”), for the Depositary presently located at 19 Boulevard des Italiens, 75002 Paris, France. Each ADS will also represent any other securities, cash or other property that may be held by the Depositary.

     You may hold ADSs either directly (by having an ADR registered in your name) or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

     As an ADR holder, we will not treat you as one of our shareholders and you will not have shareholder rights. French law governs shareholder rights. The Depositary will be the holder of the shares underlying your ADSs. As a holder of ADRs, you will have ADR holder rights. The Deposit Agreement sets forth ADR holder rights as well as the rights and obligations of the Depositary. New York law governs the Deposit Agreement and the ADRs.

Dividends and Other Distributions

     The Depositary has agreed to pay to you the cash dividends or other distributions it or the Custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

•	Cash. The Depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the Deposit Agreement allows the Depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADR holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, the Depositary will deduct any withholding taxes that must be paid. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the Depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•	Shares. The Depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The Depositary will only distribute whole ADSs. It will sell shares that would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the Depositary does not distribute additional ADRs, the outstanding ADSs will also represent the new shares.

•	Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the Depositary may make these rights available to you. If the Depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the Depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The Depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the Depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The Depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the Depositary may deliver restricted ADSs that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.

•	Other Distributions. The Depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the Depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the Depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution.

     The Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, shares, rights or anything else to ADR holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

     The Depositary will deliver ADSs if you or your broker deposit shares or evidence of rights to receive shares with the Custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will register the appropriate number of ADSs in the names you request and will deliver the ADRs at its office to the persons you request.

     You may turn in your ADRs at the Depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will deliver the shares and any other deposited securities underlying the ADR to you or a person you designate at the office of the Custodian. Or, at your request, risk and expense, the Depositary will deliver the deposited securities at its office, if feasible.

Voting of the Underlying Shares

     You may instruct the Depositary to vote the Ordinary Shares underlying your ADRs, but only if we ask the Depositary to ask for your instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

     If we ask for your instructions, the Depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the Depositary to vote the Ordinary Shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, the Depositary must receive them on or before the date specified. The Depositary will try, as far as practical, subject to French law and the provisions of our statuts, to vote or to have its agents vote the shares or other deposited securities as you instruct.

     If the Depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to vote the number of deposited securities represented by your ADSs in accordance with the recommendations of our management. However, the Depositary will not vote under the preceding sentence if we notify the Depositary that:

•	we do not wish it to do so;

•	we think there is substantial shareholder opposition to the particular question; or

•	we think the particular question would have adverse impact on our shareholders.

The Depositary will only vote attempt to vote as you instruct or as described in this paragraph.

     We can not assure you that you will receive the voting materials on time to ensure that you can instruct the Depositary to vote your Ordinary Shares. In addition, the Depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

Fees and Expenses

	Persons depositing shares:		For:
or ADR holders must pay:

1.	$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	•	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

		•	Cancellation of ADSs for the purpose of withdrawal, including if the Deposit Agreement terminates

2.	$.02 (or less) per ADS	•	Any cash distribution to you

3.	A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	•	Distribution of securities distributed to holders of deposited securities which are distributed by the Depositary to ADR holders

4.	$1.50 or less per certificate	•	Registration of transfer of ADSs

5.	Registration or transfer fees	•	Transfer and registration of shares on our share register to or from the name of the Depositary or its agent when you deposit or withdraw shares

6.	Expenses of the Depositary	•	Cable, telex and facsimile transmissions (when expressly provided in the Deposit Agreement)

7.	Taxes and other governmental charges the Depositary or the custodian have to pay on any ADR or share underlying an ADR, for example, stock transfer taxes, stamp duty or withholding taxes

8.	Expenses of the Depositary in converting foreign currency to U.S. dollars

Payment of Taxes

     The Depositary may deduct the amount of any taxes owed from any payments to you. It may also sell deposited securities, by public or private sale, to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If the Depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

     If we (i) change the nominal value of our shares, (ii) reclassify, split up or consolidate any of the deposited securities, (iii) distribute securities on the shares that are not distributed to you or (iv) recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action, then:

•	the cash, shares or other securities received by the Depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities; and

•	the Depositary may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

     We may agree with the Depositary to amend the Deposit Agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the Depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADR holders, it will not become effective for outstanding ADRs until 60 days after the Depositary notifies ADR holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADR, to agree to the amendment and to be bound by the ADRs and the Deposit Agreement as amended.

     The Depositary will terminate the Deposit Agreement if we ask it to do so. The Depositary may also terminate the Deposit Agreement if the Depositary has told us that it would like to resign and we have not appointed a new Depositary bank within 90 days. In either case, the Depositary must notify you at least 90 days before termination.

     After termination, the Depositary and its agents will do the following under the Deposit Agreement but nothing else: (1) advise you that the Deposit Agreement is terminated, (2) collect distributions on the deposited securities (3) sell rights and other property, and (4) deliver shares and other deposited securities upon cancellation of ADRs. One year after termination, the Depositary may sell any remaining deposited securities by public or private sale. After that, the Depositary will hold the money it received on the sale, as well as any other cash it is holding under the Deposit Agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. The Depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the Depositary and to pay fees and expenses of the Depositary that we agreed to pay.

Limitations on Obligations and Liability

     The Deposit Agreement expressly limits our obligations and the obligations of the Depositary. It also limits our liability and the liability of the Depositary. The Depositary and we:

•	are only obligated to take the actions specifically set forth in the Deposit Agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the Deposit Agreement;

•	are not liable if either of us exercises discretion permitted under the Deposit Agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the Deposit Agreement on your behalf or on behalf of any other party; and

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

     In the Deposit Agreement, we agree to indemnify the Depositary for acting as Depositary, except for losses caused by the Depositary’s own negligence or bad faith.

Requirements for Depositary Actions

     Before the Depositary will deliver or register a transfer of an ADR, make a distribution on an ADR, or permit withdrawal of shares, the Depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the Deposit Agreement, including presentation of transfer documents.

     The Depositary may refuse to deliver ADRs or register transfers of ADRs generally when the transfer books of the Depositary or our transfer books are closed or at any time if the Depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADRs

     You have the right to cancel your ADRs and withdraw the underlying shares at any time except:

•	when temporary delays arise because (i) the Depositary has closed its transfer books or we have closed our transfer books, (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting or (iii) we are paying a dividend on our shares;

•	when you or other ADR holders seeking to withdraw shares owe money to pay fees, taxes and similar charges; and

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the Deposit Agreement.

Pre-release of ADRs

     The Deposit Agreement permits the Depositary to deliver ADRs before deposit of the underlying shares. This is called a pre-release of the ADR. The Depositary may also deliver shares upon cancellation of pre-released ADRs (even if the ADRs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the Depositary. The Depositary may receive ADRs instead of shares to close out a pre-release. The Depositary may pre-release ADRs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the Depositary in writing that it or its customer owns the shares or ADRs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the Depositary considers appropriate; and (3) the Depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the Depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release to thirty percent (30%) of the Ordinary Shares deposited, although the Depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

LEGAL MATTERS

     Cariddi, Mee, Rué / Hogan & Hartson L.L.P., Paris, France, will provide us with an opinion as to legal matters in connection with the securities we are offering.

EXPERTS

     Our consolidated financial statements and financial statement schedule as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, incorporated by reference in this offering memorandum from our Annual Report on Form 20-F for the year ended December 31, 2002 have been audited by Ernst & Young Audit, independent auditors, as stated in their report, which is incorporated by reference in this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered. Except for the SEC registration fee, all amounts are estimates.

Securities and Exchange Commission registration fee		$3,401.04
Transfer agent’s and trustee’s fees and expenses		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous expenses		*
Total	$	*

* To be provided by amendment to this registration statement.

Item 15. Indemnification of Directors and Officers.

     The Company maintains liability insurance for its directors and principal executive officers, including insurance against liabilities under the Securities Act.

     Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits:

Exhibit
Number	Description

1.01	Form of Underwriting Agreement. (1)
3.01	Revised Statuts or charter of the Company. (2)
3.02	Revised Bylaws of the Company. (3)
4.01	Deposit Agreement among Flamel, The Bank of New York, as Depositary, and holders from time to time of American Depositary Shares issued thereunder (including as an exhibit the form of American Depositary Receipt). (2)
5.01	Opinion of Cariddi, Mee, Rué / Hogan & Hartson L.L.P. (to be filed by amendment).
23.1	Consent of Ernst & Young Audit (filed herewith).
23.2	Consent of Cariddi, Mee, Rué / Hogan & Hartson L.L.P. (to be filed by amendment).
24.01	Powers of Attorney (included in the signature page to this registration statement).

(1)  To be filed, if necessary, by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.
(2)  Incorporated by reference to Post-Effective Amendment No. 1 to the Company’s registration statement on Form F-6 filed July 26, 2001, as amended (No. 333-12790).
(3)  Incorporated by reference to the Company’s current report on Form 6-K filed August 15, 2003.

The registrant undertakes to provide to each shareholder requesting the same a copy of each exhibit referred to herein upon payment of a reasonable fee limited to the registrant’s reasonable expenses in furnishing such exhibit.

Item 17. Undertakings.

     (a)       The undersigned registrant hereby undertakes:

                 (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

                           (iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement.

                 (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d)       The undersigned registrant hereby undertakes that:

                 (1)     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

                 (2)     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Venissieux, France, on August 25, 2003.

FLAMEL TECHNOLOGIES S.A.

August 25, 2003	By:	/s/ Gerard Soula

Gerard Soula
President, Chief Executive
Officer and Director

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Gerard Soula with full power of substitution and resubstitution and each with full power to act without the other, his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement relating to this Registration Statement under Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission or any state, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities and on the date indicated.

Date		Signature and Title

August 25, 2003	By:	/s/ Gerard Soula

Gerard Soula
President, Chief Executive Officer and
Director (Principal Executive Officer)

August 25, 2003	By:	/s/ Stephen H. Willard

Stephen H. Willard
Chief Financial Officer, General Counsel
and Director (Principal Financial Officer)

August 25, 2003	By:	/s/ Valérie Danaguezian

Valérie Danaguezian
Finance Controller (Principal Accounting Officer)

August 25, 2003	By:	/s/ Jean-Noel Treilles

Jean-Noel Treilles
Director

August 25, 2003	By:	/s/ Raul Cesan

Raul Cesan
Director

August 25, 2003	By:	/s/ William D. Dearstyne

William D. Dearstyne
Director

August 25, 2003	By:	/s/ Michel Greco

Michel Greco
Director

EXHIBIT INDEX

Exhibit
Number	Description

1.01	Form of Underwriting Agreement. (1)
3.01	Revised Statuts or charter of the Company. (2)
3.02	Revised Bylaws of the Company. (3)
4.01	Deposit Agreement among Flamel, The Bank of New York, as Depositary, and holders from time to time of American Depositary Shares issued thereunder (including as an exhibit the form of American Depositary Receipt). (2)
5.01	Opinion of Cariddi, Mee, Rué / Hogan & Hartson L.L.P. (to be filed by amendment).
23.1	Consent of Ernst & Young Audit (filed herewith).
23.2	Consent of Cariddi, Mee, Rué / Hogan & Hartson L.L.P. (to be filed by amendment).
24.01	Powers of Attorney (included in the signature page to this registration statement).

(1)  To be filed, if necessary, by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.
(2)  Incorporated by reference to Post-Effective Amendment No. 1 to the Company’s registration statement on Form F-6 filed July 26, 2001, as amended (No. 333-12790).
(3)  Incorporated by reference to the Company’s current report on Form 6-K filed August 15, 2003.

The registrant undertakes to provide to each shareholder requesting the same a copy of each exhibit referred to herein upon payment of a reasonable fee limited to the registrant’s reasonable expenses in furnishing such exhibit.